TEMPUR SEALY REPORTS SECOND QUARTER 2020 RESULTS
-Strong Order Trends in May and June Across All Channels
-Net Sales Decreased 8%, U.S. Sales Increased 2%
-Targeting 25% Net Sales Increase in Third Quarter 2020
-Leverage Ratio Lowest in Tempur Sealy History

LEXINGTON, KY, July 30, 2020 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the second quarter ended June 30, 2020.

SECOND QUARTER 2020 FINANCIAL SUMMARY
•Total net sales decreased 8.0% to $665.2 million as compared to $722.8 million in the second quarter of 2019. On a constant currency basis(1), total net sales decreased 7.3%, with a decrease of 2.9% in the North America business segment and a decrease of 26.9% in the International business segment.
•Gross margin was 40.0% as compared to 43.4% in the second quarter of 2019. Adjusted gross margin(1) was 40.6% in the second quarter of 2020. There were no adjustments to gross margin in the second quarter of 2019.
•Operating income decreased 34.1% to $53.4 million as compared to $81.0 million in the second quarter of 2019. Adjusted operating income(1) decreased 16.5% to $70.0 million as compared to $83.8 million in the second quarter of 2019. Operating income and adjusted operating income(1) in the second quarter of 2020 included $7.9 million of costs associated with temporarily closed company-owned retail stores and sales force retention costs as a result of the novel coronavirus ("COVID-19 charges").
•Net income decreased 44.7% to $23.0 million as compared to $41.6 million in the second quarter of 2019. Adjusted net income(1) decreased 20.8% to $35.1 million as compared to $44.3 million in the second quarter of 2019.
•Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) decreased 21.8% to $85.2 million as compared to $109.0 million in the second quarter of 2019. Adjusted EBITDA (including COVID-19 charges)(1) decreased 10.0% to $101.7 million and adjusted EBITDA per credit facility(1) decreased 3.0% to $109.6 million as compared to $113.0 million in the second quarter of 2019.
•Adjusted EBITDA per credit facility(1) excluded $24.5 million of asset impairments, incremental operating costs due to the global pandemic, COVID-19 charges and other items in the second quarter of 2020.
•Earnings per diluted share ("EPS") decreased 40.5% to $0.44 as compared to $0.74 in the second quarter of 2019. Adjusted EPS(1) decreased 13.9% to $0.68 as compared to $0.79 in the second quarter of 2019. Adjusted EPS(1) included $0.11 of COVID-19 charges in the second quarter of 2020.
•For the trailing twelve months ended June 30, 2020, leverage based on the ratio of consolidated indebtedness less netted cash(1) to Adjusted EBITDA per credit facility(1) was 2.83 times as compared to 3.65 times in the corresponding prior year period.
•Net cash provided by operating activities increased to a record $155.4 million as compared to $41.3 million in the second quarter of 2019.
KEY HIGHLIGHTS

(in millions, except percentages)	Three Months Ended		% Reported Change	% Constant Currency Change(1)
	June 30, 2020	June 30, 2019
Net sales	$665.2	$722.8	(8.0)%	(7.3)%
Net income	$23.0	$41.6	(44.7)%	(44.2)%
EBITDA(1)	$85.2	$109.0	(21.8)%	(21.5)%
Adjusted EBITDA (including COVID-19 charges) (1)	$101.7	$113.0	(10.0)%	(9.7)%
Adjusted EBITDA per credit facility (1)	$109.6	$113.0	(3.0)%	(2.7)%

Company Chairman and CEO Scott Thompson commented, "It was definitely a quarter of lows and highs, ending clearly on a high note for the industry and our business. Sales trends through the quarter accelerated each month and have continued to accelerate into July unabated. We believe the category is benefiting from a shift in consumer spend of discretionary dollars into the home category in which our products and brands are well-aligned to meet those consumer needs. We are currently experiencing tremendous order volume in the U.S. that is broad-based with growth across both Tempur and Sealy brands. In fact, our sales have been constrained by our Sealy manufacturing capacity and our suppliers' capacity to meet this increased demand. Over the past five years, we have worked diligently to strengthen the foundation of our company, and we are now benefiting from our powerful omni-channel presence and strong competitive position in the industry. While a level of uncertainty remains, we expect the industry tailwinds and our sales momentum to continue."
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 3.0% to $570.5 million as compared to $588.1 million in the second quarter of 2019. On a constant currency basis(1), North America net sales decreased 2.9% as compared to the second quarter of 2019. Gross margin was 37.9% as compared to 40.8% in the second quarter of 2019. Adjusted gross margin(1) was 38.6% as compared to 40.8% in the second quarter of 2019. Operating margin was 12.2% as compared to 13.6% in the second quarter of 2019. Adjusted operating margin(1) was 14.3% as compared to 13.9% in the second quarter of 2019. Operating income and adjusted operating income(1) included $6.0 million of COVID-19 charges in the second quarter of 2020.

North America net sales through the wholesale channel decreased $33.9 million, or 6.4%, to $494.6 million as compared to the second quarter of 2019. North America net sales through the direct channel increased $16.3 million, or 27.3%, to $75.9 million, primarily driven by an increase of more than 140% in web sales as compared to the second quarter of 2019.

North America adjusted gross margin(1) declined 220 basis points as compared to the second quarter of 2019. The decline was primarily driven by product and brand mix, partially offset by decreased floor model expenses and lower commodity costs. North America adjusted operating margin(1) improved 40 basis points as compared to the second quarter of 2019. The improvement was primarily driven by the lower operating expenses as a result of cost actions in the quarter, partially offset by the decline in gross margin and COVID-19 charges.

International net sales decreased 29.7% to $94.7 million as compared to $134.7 million in the second quarter of 2019. On a constant currency basis(1), International net sales decreased 26.9% as compared to the second quarter of 2019. Gross margin was 52.5% as compared to 54.5% in the second quarter of 2019. Adjusted gross margin(1) was 53.0% as compared to 54.5% in the second quarter of 2019. Operating margin was 10.1% as compared to 20.3% in the second quarter of 2019. Adjusted operating margin(1) was 14.6% in the second quarter of 2020. There were no adjustments to operating margin in the second quarter of 2019. Operating income and adjusted operating income(1) included $1.9 million of COVID-19 charges in the second quarter of 2020.

International net sales through the wholesale channel decreased $34.6 million, or 33.4%, to $69.1 million as compared to the second quarter of 2019. International net sales through the direct channel decreased $5.4 million, or 17.4%, to $25.6 million as compared to the second quarter of 2019.

International adjusted gross margin(1) declined 150 basis points as compared to the second quarter of 2019. The decline was primarily driven by fixed cost deleverage on lower unit volumes and decreased royalties, partially offset by favorable country mix. International adjusted operating margin(1) declined 570 basis points as compared to the second quarter of 2019. The decline was primarily driven by fixed cost deleverage on operating expenses, increased bad debt expense, COVID-19 charges and the decline in gross margin. These declines were partially offset by the performance of the Asia joint venture.

Corporate operating expense decreased to $25.6 million as compared to $26.5 million in the second quarter of 2019. Corporate adjusted operating expense(1) was $25.4 million in the second quarter of 2019. There were no adjustments to operating expense in the second quarter of 2020.

The Company ended the second quarter of 2020 with total debt of $1.8 billion and consolidated indebtedness less netted cash(1) of $1.6 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA per credit facility(1) was 2.83 times for the trailing twelve months ended June 30, 2020, the lowest in Tempur Sealy history.

Company Chairman and CEO Scott Thompson commented, "We are lowering our target leverage ratio for the second time in the last 12 months. Our new revised target range is 2.0 to 3.0 times. The reduction in our leverage target is not due to any market concerns; it is a strategic move to provide optionality and lower market volatility. We have always seen our financial strength as a competitive advantage and part of our long-term strategy for the Company."

Consolidated net income decreased 44.7% to $23.0 million as compared to $41.6 million in the second quarter of 2019. Adjusted net income(1) decreased 20.8% to $35.1 million as compared to $44.3 million in the second quarter of 2019. EPS decreased 40.5% to $0.44 as compared to $0.74 in the second quarter of 2019. Adjusted EPS(1), which included $0.11 of COVID-19 charges, decreased 13.9% to $0.68 as compared to $0.79 in the second quarter of 2019.
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Update

The Company continues to study, respond and optimize its operations related to the challenges from the COVID-19 crisis. The Company has taken, and continues to take precautionary measures to mitigate health risks during the evolving situation resulting from COVID-19.

The Company experienced a major reduction in total net sales when COVID-19 began materially impacting our North American business in mid-March. Order trends reached their lowest point in the second quarter when they were down 80% for a few days in early April and began to improve thereafter, with orders down approximately 55% for the full month of April as compared to the same month in 2019. The Company experienced significant and accelerating improvement in order trends throughout the remainder of the quarter, and the Company provided market updates in May and June as orders improved from previous expectations. This improvement was primarily due to the reopening of brick-and-mortar stores, the acceleration of e-commerce business trends, and a shift in consumer spending habits towards in-home purchases, including bedding products.

This unexpected and rapid increase in demand for bedding products has challenged the entire bedding industry and supply chain including the Company. The broad-based increase in demand coupled with supply chain constraints has resulted in longer order to delivery times for Sealy products in the second quarter and continue July to-date. The Tempur-Pedic manufacturing process is not as impacted by the current supply chain constraints as it is less labor-dependent and has fewer components than the Sealy process. The Company is in the process of ramping global production capabilities across its entire portfolio of products to meet heightened demand, but expects to continue experiencing capacity constraints on some Sealy bedding products in the U.S. through the third quarter of 2020.

Financial Guidance

As previously announced, the Company has withdrawn its previously-issued full-year financial guidance for 2020 and will not provide updated full-year adjusted EBITDA guidance until there is more visibility into the worldwide operating environment. Management is targeting third quarter 2020 net sales to increase approximately 25 percent from the same period last year.

If the current order trends were to continue and if there are no significant changes in supply chain or manufacturing capacity, it is possible the Company’s third quarter or fourth quarter financial performance could trigger vesting of the Company’s long-term aspirational plan resulting in a non-cash charge as outlined in previous regulatory filings.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, July 30, 2020, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA (including COVID-19 charges), adjusted EBITDA per credit facility, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding sales and demand trends, performance generally for 2020 and subsequent periods, the potential vesting of the Company's long-term aspirational plan and the Company's expectations for emerging from the market downturn. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments and expectations regarding growth of the mattress industry; uncertainties arising from global events, natural disasters or pandemics; risks associated with the duration, scope and severity of COVID-19 and its effects on the Company's business and operations, including the disruption or delay of production and delivery of materials and products in the Company's supply chain; the impact of travel bans, work-from-home policies, or shelter-in-place orders; a temporary or prolonged shutdown of manufacturing facilities or retail stores and decreased retail traffic; the effects of strategic investments on the Company’s operations, including efforts to expand its global market share; the ability to develop and successfully launch new products; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the ability to increase sales productivity within existing retail accounts and to further penetrate the retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches and the related expenses and life cycles of such products; the ability to continuously improve and expand the Company's product line; the effects of consolidation of retailers on revenues and costs; competition in the Company's industry; consumer acceptance of the Company's products; general economic, financial and industry conditions, particularly conditions relating to liquidity, financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors, and financial solvency and related problems experienced by other market participants, any of which may be amplified by the effects of COVID-19; risks associated with the Company's acquisition of 80% ownership of Sherwood Acquisition Holdings, LLC, including the possibility that the expected benefits of the acquisition are not realized when expected or at all; the Company's reliance on information technology and associated risks involving potential security lapses and/or cyber-based attacks; the outcome of pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carryforwards; market disruptions related to COVID-19 which may frustrate the Company's ability to access financing on acceptable terms or at all; the Company’s capital structure and debt level, including its ability to meet financial obligations and continue to comply with the terms and financial ratio covenants of its credit facilities; changes in interest rates; effects of changes in foreign exchange rates on the Company’s reported earnings; changing commodity costs; expectations regarding the Company's target leverage and share repurchase program; sales fluctuations due to seasonality; the effect of future legislative or regulatory changes, including changes in international trade duties, tariffs and other aspects of international trade policy; the Company’s ability to protect its intellectual property; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by changes in its executive management team.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" in Part I, ITEM 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Chg %	June 30,		Chg %
	2020	2019		2020	2019
Net sales	$665.2	$722.8	(8.0)%	$1,487.6	$1,413.7	5.2%
Cost of sales	399.3	409.4		864.6	818.5
Gross profit	265.9	313.4	(15.2)%	623.0	595.2	4.7%
Selling and marketing expenses	135.1	163.3		306.1	316.8
General, administrative and other expenses	82.4	72.7		163.0	143.4
Equity income in earnings of unconsolidated affiliates	(5.0)	(3.6)		(4.8)	(6.5)
Operating income	53.4	81.0	(34.1)%	158.7	141.5	12.2%

Other expense, net:
Interest expense, net	20.6	22.5		40.9	44.9
Other expense (income), net	0.3	—		0.8	(7.8)
Total other expense, net	20.9	22.5		41.7	37.1

Income from continuing operations before income taxes	32.5	58.5	(44.4)%	117.0	104.4	12.1%
Income tax provision	(9.4)	(15.8)		(32.9)	(32.7)
Income from continuing operations	23.1	42.7	(45.9)%	84.1	71.7	17.3%
Income (loss) from discontinued operations, net of tax	0.1	(1.2)		(1.1)	(1.6)
Net income before non-controlling interests	23.2	41.5	(44.1)%	83.0	70.1	18.4%
Less: Net income (loss) attributable to non-controlling interests	0.2	(0.1)		0.3	0.1
Net income attributable to Tempur Sealy International, Inc.	$23.0	$41.6	(44.7)%	$82.7	$70.0	18.1%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.44	$0.78		$1.60	$1.31
Loss per share for discontinued operations	—	(0.02)		(0.02)	(0.03)
Earnings per share	$0.44	$0.76	(42.1)%	$1.58	$1.28	23.4%

Diluted
Earnings per share for continuing operations	$0.44	$0.76		$1.58	$1.29
Loss per share for discontinued operations	—	(0.02)		(0.02)	(0.03)
Earnings per share	$0.44	$0.74	(40.5)%	$1.56	$1.26	23.8%

Weighted average common shares outstanding:
Basic	51.6	54.7		52.5	54.7
Diluted	52.0	56.0		53.0	55.6

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2020	December 31, 2019
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$146.8	$64.9
Accounts receivable, net	341.8	372.0
Inventories	258.8	260.5
Prepaid expenses and other current assets	198.1	202.8
Total Current Assets	945.5	900.2
Property, plant and equipment, net	462.8	435.8
Goodwill	757.5	732.3
Other intangible assets, net	633.5	641.4
Operating lease right-of-use assets	281.6	245.4
Deferred income taxes	13.6	14.1
Other non-current assets	107.4	92.6
Total Assets	$3,201.9	$3,061.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$247.1	$251.7
Accrued expenses and other current liabilities	455.2	473.2
Current portion of long-term debt	256.4	37.4
Income taxes payable	43.0	11.0
Total Current Liabilities	1,001.7	773.3
Long-term debt, net	1,497.2	1,502.6
Long-term operating lease obligations	239.3	205.4
Deferred income taxes	93.0	102.1
Other non-current liabilities	121.0	118.0
Total Liabilities	2,952.2	2,701.4

Total Stockholders' Equity	249.7	360.4
Total Liabilities and Stockholders' Equity	$3,201.9	$3,061.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$83.0	$70.1
Loss from discontinued operations, net of tax	1.1	1.6
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	47.5	43.5
Amortization of stock-based compensation	14.8	13.2
Amortization of deferred financing costs	1.7	1.2
Bad debt expense	26.5	4.6
Deferred income taxes	(6.6)	8.8
Dividends received from unconsolidated affiliates	1.5	2.3
Equity income in earnings of unconsolidated affiliates	(4.8)	(6.5)
Foreign currency adjustments and other	1.0	(6.3)
Changes in operating assets and liabilities, net of effect of business acquisitions	4.7	(86.6)
Net cash provided by operating activities from continuing operations	170.4	45.9

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(49.4)	(39.9)
Acquisitions, net of cash acquired	(37.9)	(17.1)
Other	0.1	10.3
Net cash used in investing activities from continuing operations	(87.2)	(46.7)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,073.9	509.2
Repayments of borrowings under long-term debt obligations	(866.9)	(509.8)
Proceeds from exercise of stock options	1.5	5.5
Treasury stock repurchased	(199.5)	(5.5)
Payments of deferred financing costs	(1.6)	(0.1)
Repayments of finance lease obligations and other	(6.0)	(3.3)
Net cash provided by (used in) financing activities from continuing operations	1.4	(4.0)

Net cash provided by (used in) continuing operations	84.6	(4.8)

CASH USED IN DISCONTINUED OPERATIONS:
Operating cash flows	(1.0)	(2.0)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	(1.0)	(2.0)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1.7)	(0.7)
Increase (decrease) in cash and cash equivalents	81.9	(7.5)
CASH AND CASH EQUIVALENTS, beginning of period	64.9	45.8
CASH AND CASH EQUIVALENTS, end of period	146.8	38.3
LESS: CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	—
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$146.8	$38.3

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended June 30, 2020 and 2019:

	Three Months Ended June 30,
(in millions)	Consolidated		North America		International
	2020	2019	2020	2019	2020	2019
Wholesale (a)	$563.7	$632.2	$494.6	$528.5	$69.1	$103.7
Direct (b)	101.5	90.6	75.9	59.6	25.6	31.0
	$665.2	$722.8	$570.5	$588.1	$94.7	$134.7

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, e-commerce and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA (including COVID-19 charges), adjusted EBITDA per credit facility, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense), operating margin or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended June 30, 2020 and 2019:

	Three Months Ended
(in millions, except per share amounts)	June 30, 2020	June 30, 2019
Net income	$23.0	$41.6
(Income) loss from discontinued operations, net of tax (1)	(0.1)	1.2
Incremental operating costs (2)	4.9	—
Asset impairments (3)	7.0	—
Restructuring costs (4)	3.4	—
Accounting standard adoption (5)	1.3	—
Acquisition-related costs and other (6)	—	2.8
Tax adjustments (7)	(4.4)	(1.3)
Adjusted net income	$35.1	$44.3

Adjusted earnings per common share, diluted	$0.68	$0.79

Diluted shares outstanding	52.0	56.0

Adjusted net income included COVID-19 charges of $5.8 million, net of tax, and adjusted earnings per share of $0.11.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended June 30, 2020.

	2Q 2020
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$665.2		$570.5		$94.7		$—

Gross profit	$265.9	40.0%	$216.2	37.9%	$49.7	52.5%	$—
Adjustments:
Incremental operating costs (2)	4.5		4.0		0.5		—
Adjusted gross profit	$270.4	40.6%	$220.2	38.6%	$50.2	53.0%	$—

Operating income (expense)	$53.4	8.0%	$69.4	12.2%	$9.6	10.1%	$(25.6)
Adjustments:
Incremental operating costs (2)	4.9		4.1		0.8		—
Asset impairments (3)	7.0		7.0		—		—
Restructuring costs (4)	3.4		—		3.4		—
Accounting standard adoption (5)	1.3		1.3		—		—
Total adjustments	16.6		12.4		4.2		—

Adjusted operating income (expense)	$70.0	10.5%	$81.8	14.3%	$13.8	14.6%	$(25.6)

Operating income and adjusted operating income included $7.9 million of COVID-19 charges. The North America and International business segments included $6.0 million and $1.9 million of these charges, respectively.

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's operating income (expense) and operating margin to the calculation of adjusted operating income (expense) and adjusted operating margin for the three months ended June 30, 2019. The Company had no adjustments to gross profit for the three months ended June 30, 2019.

	2Q 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$722.8		$588.1		$134.7		$—

Gross profit	$313.4	43.4%	$240.0	40.8%	$73.4	54.5%	$—

Operating income (expense)	$81.0	11.2%	$80.1	13.6%	$27.4	20.3%	$(26.5)
Adjustments:
Acquisition-related costs and other (6)	2.8		1.7		—		1.1
Adjusted operating income (expense)	$83.8	11.6%	$81.8	13.9%	$27.4	20.3%	$(25.4)

EBITDA, Adjusted EBITDA (including COVID-19 charges), Adjusted EBITDA per Credit Facility and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA, adjusted EBITDA (including COVID-19 charges) and adjusted EBITDA per credit facility
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA (“adjusted EBITDA per credit facility”). In the second quarter of 2020, in determining adjusted EBITDA per credit facility, the Company made an adjustment for COVID-19 charges that was not made to adjusted EBITDA (including COVID-19 charges). Accordingly, the Company presents adjusted EBITDA per credit facility to provide information regarding the Company’s compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company’s reported net income to the calculations of EBITDA and adjusted EBITDA (including COVID-19 charges) and adjusted EBITDA per credit facility for the three months ended June 30, 2020 and 2019:

	Three Months Ended
(in millions)	June 30, 2020	June 30, 2019
Net income	$23.0	$41.6
Interest expense, net	20.6	22.5
Income taxes	9.4	15.8
Depreciation and amortization	32.2	29.1
EBITDA	$85.2	$109.0
Adjustments:
(Income) loss from discontinued operations, net of tax (1)	(0.1)	1.2
Incremental operating costs (2)	4.9	—
Asset impairments (3)	7.0	—
Restructuring costs (4)	3.4	—
Accounting standard adoption (5)	1.3	—
Acquisition-related costs and other (6)	—	2.8
Adjusted EBITDA (including COVID-19 charges)	$101.7	$113.0

COVID-19 charges (8)	7.9	—
Adjusted EBITDA per credit facility	$109.6	$113.0

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA per credit facility for the trailing twelve months ended June 30, 2020:

Trailing Twelve Months Ended
(in millions)	June 30, 2020
Net income	$202.2
Interest expense, net	81.7
Income tax provision	74.9
Depreciation and amortization	124.0
EBITDA	$482.8
Adjustments:
Loss from discontinued operations, net of tax (1)	0.9
Customer-related charges (9)	41.5
Charitable stock donation (10)	8.9
COVID-19 charges (8)	7.9
Incremental operating costs (2)	7.2
Asset impairments (3)	7.0
Earnings from Sherwood prior to acquisition (11)	6.7
Restructuring costs (4)	3.4
Accounting standard adoption (5)	2.8
Credit facility amendment (12)	0.7
Adjusted EBITDA per credit facility	$569.8

Consolidated indebtedness less netted cash	$1,614.9

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	2.83 times
Under the 2019 Credit Agreement, the definition of adjusted EBITDA (which the Company refers to as "adjusted EBITDA per credit facility") contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended June 30, 2020, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 2.83 times for the trailing twelve months ended June 30, 2020. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of June 30, 2020. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	June 30, 2020
Total debt, net	$1,753.6
Plus: Deferred financing costs (13)	7.2
Consolidated indebtedness	1,760.8
Less: Netted cash (14)	145.9
Consolidated indebtedness less netted cash	$1,614.9

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the second quarter of 2020, the Company recorded $4.9 million of incremental operating costs associated with the global pandemic. Cost of sales included $4.5 million of costs for relief efforts, increased sanitation supplies and services and other items. Operating expenses included $0.4 million of charges related to increased sanitation supplies and services. In the first quarter of 2020, the Company recorded $2.3 million of charges related to the global pandemic.

(3)	In the second quarter of 2020, the Company recorded $7.0 million of asset impairment charges related to the write-off of certain sales and marketing assets driven by the current macro-economic environment.
(4)	In the second quarter of 2020, the Company incurred $3.4 million of restructuring costs associated with International headcount reductions driven by the current macro-economic environment.
(5)	The Company recorded $1.3 million and $1.5 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)", in the second and first quarters of 2020, respectively. As permitted by the 2019 Credit Agreement, the Company elected to eliminate the effect of this accounting change within its covenant compliance calculation.
(6)	In the second quarter of 2019, the Company recorded $2.8 million of acquisition-related and other costs in operating expenses, primarily related to post acquisition restructuring charges and professional fees for the acquisition of Sleep Outfitters.
(7)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other discrete income tax events.
(8)	Adjusted EBITDA per credit facility excluded $7.9 million of COVID-19 charges associated with temporarily closed company-owned retail stores and sales force retention costs.
(9)	In the first quarter of 2020, the Company recorded $11.7 million of customer-related charges in connection with the bankruptcy of Art Van Furniture, LLC and affiliates to fully reserve trade receivables and other assets associated with this account. In the fourth quarter of 2019, the Company recorded $29.8 million of customer-related charges in connection with the bankruptcy of Mattress PAL Holding, LLC ("Mattress PAL") and resulting significant liquidity issues of Mattress PAL's affiliates to fully reserve trade receivables and other assets associated with this account.
(10)	In 2019, the Company recorded an $8.9 million charge related to the donation of common stock at fair market value to certain public charities.
(11)	The Company completed the acquisition of Sherwood Bedding on January 31, 2020 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, the Company included $6.7 million of EBITDA from this subsidiary for the seven months prior to acquisition in the Company's calculation of adjusted EBITDA per credit facility for the trailing twelve months ended June 30, 2020.
(12)	In 2019, the Company recorded $0.7 million of professional fees in connection with the amendment of the 2019 Credit Agreement.
(13)	The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.
(14)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.